Exhibit T3E4


                  UNITED STATES BANKRUPTCY COURT
                     DISTRICT OF DELAWARE

NOTICE OF (i) COMMENCEMENT OF CASES UNDER CHAPTER 11 OF BANKRUPTCY CODE,
MEETING OF CREDITORS, AND FIXING OF DATES, (ii) HEARINGS ON (a) ADEQUACY
OF DISCLOSURE STATEMENTS AND PREPETITION  SOLICITATION PROCEDURES AND (b)
CONFIRMATION OF PLAN, AND (iii) SALE OF MDU ASSETS
FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS, AND ENCUMBRANCES UNDER 11 U.S.C.
Sections 105, 363 AND 365
                              Commencement of Cases
                          (Corporation/Partnership Cases)
In re:   CAI Wireless Systems, Inc. (Tax ID No. 06-1324691)
Case No.:  98-1766 (JJF)Date Filed: July 30, 1998
In re:   Philadelphia Choice Television, Inc. (Tax ID No. 23-2068653)
Case No.: 98-1765 (JJF) Date Filed:  July 30, 1998
Address of Debtors:  18 Corporate Woods Boulevard, Albany, New York  12211
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Name/Address of Debtors'            Bankruptcy Court Clerk       Date/Time/Location of Meeting
Attorneys                                                        Creditors
Skadden, Arps, Slate,                Marine Midland Plaza        September 9, 1998 at 10:00 a.m.
 Meagher & Flom LLP                  824 Market Street           844 King Street, Room 2313
 J. Gregory Milmoe  Gregg M. Galardi Fifth Floor                 Wilmington, DE19801
 Carlene J. Gatting (ID#2991)        Wilmington, DE 19801        United States Trustee Meeting Room
 Third Avenue -and- One Rodney Square
 New York, NY 10022 P.O. Box 636
                    Wilmington, DE 19801
(212) 735-3000      (302) 651-3000
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 [X]  Corporation                   NO TRUSTEE APPOINTED
COMMENCEMENT OF CASE: Petitions for reorganization under chapter 11 of the Bankruptcy Code have been filed in the United States Bankruptcy
Court for the District of Delaware (the "Bankruptcy Court") by the
above-named debtors (the "Debtors"), and an order for relief has been entered.  You will not receive notice of all documents filed in these cases.  All documents filed with the Bankruptcy Court are available for inspection at the office of the clerk of the Bankruptcy Court.
CREDITORS MAY NOT TAKE CERTAIN ACTIONS:A creditor is anyone to whom the
Debtors owe money or property.  Under the Bankruptcy Code, a debtor is granted certain protection against creditors.  Common examples of prohibited actions by creditors are contacting the debtor to demand repayment, taking action against the debtor to collect money owed to creditors or to take property of the debtor, and starting or continuing foreclosure actions or repossessions.  If unauthorized actions are taken by a creditor ag ainst a debtor, the Bankruptcy Court may penalize that creditor.  A creditor who is considering taking action against a debtor or the property of a debtor should review Section 362 of the Bankruptcy
Code and may wish to seek legal advice.  The staff of the clerk of the
Bankruptcy Court is not permitted to give legal advice.
MEETING OF CREDITORS:  The Debtors' representative, as specified in
Fed. R. Bankr. P. 9001(5), is required to appear at the meeting of creditors on the date and at the place set forth above for the purpose of being examined under oath.  Att endance by creditors at the meeting is welcomed, but not required.  At the meeting, the creditors may examine the Debtors and transact such other business as may properly come before the meeting.  The meeting may be continued or adjourned from time to time by notice at the meeting, without further written notice to the creditors.
NO PROOFS OF CLAIM:  Under the terms of the Debtors' proposed plan of reorganization, filed with the Bankruptcy Court on July 30, 1998, holders of priority, secured, general unsecured (other than noteholder and securities claims), and intercompany claims, including but not limited to trade, employee, licensor, and lessor claims, will be reinstated or receive treatment that leaves unaltered the legal, equitable, and contract ual rights to which the holder of such claim would be entitled had the
Debtors not commenced cases under Chapter 11 of the Bankruptcy Code.
The Debtors intend that holders of such claims will NOT be required to file proofs of claim with the Bankruptcy Court and expect that such holders will NOT be required to take any other action to receive payment on their claims and no bar date will be enforced as to such claims.
Accordingly, proofs of claim need NOT be filed in these cases absent further notice from the Bankruptcy Court.
PURPOSE OF CHAPTER 11 FILING:  Chapter 11 of the Bankruptcy Code
enables a debtor to reorganize pursuant to a plan.  The Debtors have already solicited and obtained the requisite acceptances of their plan.
A plan is not effective unless approved by the court at a confirmation hearing, as set forth below.  Creditors will be given notice in the event the cases are dismissed or converted to another chapter of the Bankruptcy
Code.  The Debtors will remain in possession of their property and will continue to operate their businesses unless a trustee is appointed.
TRADE CREDITORS WILL BE PAID IN FULL:  The Plan contemplates that trade creditors of the Debtors will be paid in full, and the court has approved payment in the ordinary course to such creditors during the Chapter 11 cases.

For the Bankruptcy Court: Carolyn C. Raniszewski       Date: July 30, 1998
                          Clerk of the Bankruptcy Court

           Hearing on Adequacy of Disclosure Statements

PLEASE TAKE NOTICE that on July 30, 1998, CAI Wireless Systems, Inc, ("CAI") and Philadelphia Choice Television, Inc. ("PCT" and, together with CAI, the "Debtors"), debtors and debtors-in-possession, filed with the Bankruptcy Court, among other things (i) their joint plan of reorganization (the "Plan"), (ii) their prepetition solicitation of acceptances of the Plan
(the "Solicitation Procedures") in the form of a disclosure statement with respect to the Plan (the "Prepetition Disclosure Statement"), pursuant to section 1126(b)of the Bankruptcy Code, and (iii) a proposed summary disclosure statement for distribution to creditors and equity interest holders who are not entitled to receive a distribution under the Plan (the "Summary Disclosure Statement" and, together with the Prepetition Disclosure Statement, the "Disclosure Statements").
PLEASE TAKE FURTHER NOTICE that a hearing (the "Disclosure Statement Hearing") shall be held before the Honorable Joseph J. Farnan, Jr.,
United States District Judge, in the United States District Court,
844 King Street, Wilmington, Delaware 19801, on September 9, 1998 at
11:00 a. m. (Eastern Time), or as soon thereafter as counsel can be heard, to consider the Debtors' motion (the "Solicitation Procedures Motion") for, among other things, an order approving the Disclosure Statements and the Solicitation Procedures. The Disclosure Statement Hearing may be continued from time to time by announcing such continuance in open court, all without further notice to parties in interest.
PLEASE TAKE FURTHER NOTICE that objections, if any, to the approval of the Disclosure Statements or the Solicitation Procedures MUST (a) be in writing; (b) comply with the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules; (c) state the name of the objector and the nature and amount of its claim against or interest in the Debtor(s);
(d) state the grounds for the objection and the legal and factual bases therefor; (e) reference with specificity the text of the Disclosure Statement to which objection is made; (f) provide proposed language changes or insertions to the Disclosure Statement to resolve such objections; and (g) be filed, together with proof of service, with the Bankruptcy Court and be served upon (a) counsel to the Debtors, Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York,
New York 10022-3897 (Attn:  Carlene J. Gatting, Esq.) and One Rodney
Square, P.O. Box 636, Wilmington, Delaware 19899-0636 (Attn: Gregg M. Galardi, Esq.), (b) counsel to the Unofficial Noteholders' Committee, Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York
10038 (Attn:  Daniel H. Golden, Esq.), (c) counsel to Merrill Lynch
Global Allocation Fund, Inc., Shearman & Sterling, 599 Lexington
Avenue, New York, New York 10022 (Attn: Douglas P. Bartner, Esq.), and (d) The Office of the United States Trustee, 601 Walnut Street,
Curtis Center, Suite 950-W, Philadelphia, Pennsylvania 19106 (Attn:
John D. McLaughlin, Esq.), so that they are RECEIVED no later than 4:00 p.m. (Eastern Time) on August 31, 1998. ANY OBJECTION NOT TIMELY
FILED AND SERVED IN ACCORDANCE WITH THE PROCEDURAL AND SUBSTANTIVE REQUIREMENTS OF THIS NOTICE WILL NOT BE CONSIDERED AND WILL BE OVERRULED
BY THE COURT.
PLEASE TAKE FURTHER NOTICE that any party in interest wishing to obtain a copy of the Disclosure Statements or the Solicitation Procedures Motion may request such copy by contacting the Debtors' voting agent, The Altman Group, Inc., in writing at 60 East 42nd Street, Suite 1241, New York,
New York 10165 or by telephone at (212) 681-9600. All documents that are filed with the Bankruptcy Court may be reviewed during regular business hours (8:00 a.m. to 4:00 p.m. weekdays (except legal holidays)) at the United States Bankruptcy Court, District of Delaware, 824 Market Street,
5th Floor, Wilmington, Delaware 19801.

                  Hearing on Confirmation of Plan

PLEASE TAKE FURTHER NOTICE that if an order is entered approving the Disclosure Statements and the Solicitation Procedures, the hearing to consider confirmation of the Plan (the "Confirmation Hearing"), shall be held before the Honorable Joseph J. Farnan, Jr., United States
District Judge, in the United States District Court, 844 King Street, Wilmington, Delaware 19801, on September 9, 1998 at 11:00 a.m.
(Eastern Time), or as soon thereafter as counsel can be heard.
The Confirmation Hearing may be continued from time to time by announcing such continuance in open court and the Plan may be further modified, if necessary, pursuant to 11 U.S.C. Section 1127 prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.
PLEASE TAKE FURTHER NOTICE that objections, if any, to confirmation of the Plan MUST (a) be in writing, (b) comply with the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules, (c) set forth the name of the objector, and the nature and amount of any claim or interest asserted by the objector against the Debtors, their estates or their property, (d) state with particularity the legal and factual bases for the objection, and (e) be filed with the Bankruptcy Court together with proof of service, and served by personal service, overnight delivery, or first class mail, so as to be RECEIVED by each of the persons listed above no later than 4:00 p.m. (Eastern Time) on August 31, 1998.
ANY OBJECTION NOT TIMELY FILED AND SERVED IN ACCORDANCE WITH THE PROCEDURAL AND SUBSTANTIVE REQUIREMENTS OF THIS NOTICE WILL NOT BE CONSIDERED AND WILL BE OVERRULED BY THE COURT.
PLEASE TAKE FURTHER NOTICE that the times fixed for the Confirmation Hearing and objections to confirmation of the Plan may be rescheduled by the Bankruptcy Court in the event that the Disclosure Statements or the Solicitation Procedures are not approved by the Bankruptcy Court at the Disclosure Statement Hearing. Notice of the rescheduled date or dates, if any, shall be provided by an announcement at the Disclosure Statement Hearing or any adjourned Disclosure Statement Hearing.

                Hearing on Approval of Sale of MDU Assets

PLEASE TAKE NOTICE that the above-captioned debtors and debtors-in-possession (the "Debtors") have also filed a motion for an order
(the "Motion"), under 11 U.S.C. Sections 363(b), 365(a) and 365(f) and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure, authorizing (i) the proposed sale (the "Sale") pursuant to a Purchase and Sale Agreement (the "Agreement"), of certain cable television assets (the "MDU Assets" ) used in the provision of subscription video service to 64 multi-dwelling units ("MDUs") located in and around the greater Philadelphia area to Mid-Atlantic Telcom Plus, LLC, d/b/a OnePoint Communication (the "Buyer"), and, in order to effectuate the Sale,
(ii) the assumption and assignment by the Debtors to the Buyer of certain executory contracts as more specifically listed on Exhibit 1.1(b) of the Agreement.
PLEASE TAKE FURTHER NOTICE that the Agreement provides that, subject to court approval, the Debtors will sell the MDU Assets, and certain other rights enumerated in the Agreement, free and clear of all liens, claims, interests, and encumbrances (collectively, the "Liens"), with such Liens, if any, to attach to the cash proceeds of the Sale, for the purchase price of $6,000,000 (the "Purchase Price"), subject to certain adjustments as described in the Agreement. Upon consummation of the Sale, the Buyer shall pay to the Debtors 92% of the Purchase price, with the remaining 8% to be deposited into an escrow account and disbursed in accordance with the schedule set forth in the Agreement. PLEASE TAKE FURTHER NOTICE that the Motion and related supporting papers, including the Agreement, may be obtained for examination or copying from the Clerk of the Court, United States Bankruptcy Court for the District of Delaware, Marine Midland Plaza, 824 Market Street, 5th Floor, Wilmington, Delaware 19801, or by written request to the Debtors' counsel, Skadden, Arps, Slate, Meagher & Flom LLP, 919
Third Avenue, New York, New York 10022, (212) 735-3000, Attn:
Carlene J. Gatting; and, Skadden, Arps, Slate, Meagher & Flom LLP,
One Rodney Square, P.O. Box 636, Wilmington, Delaware 19899-0636,
(302) 651-3000, Attn:  Gregg M. Galardi.
PLEASE TAKE FURTHER NOTICE that objections, if any, to the Sale
Motion or the relief requested therein MUST comply with the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules, be filed with the clerk of the Bankruptcy Court and be served upon, (a) counsel for the Debtors, Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022 (Attn: Carlene J. Gatting, Esq.)
and One Rodney Square, P.O. Box 636, Wilmington, Delaware 19899-0636 (Attn: Gregg M. Galardi, Esq.), (b) counsel to the Unofficial Noteholders' Committee, Stroock & Stroock & Lavan LLP, 180 Maiden
Lane, New York, New York 10038 (Attn: Daniel H. Golden, Esq.),
(c) counsel to Merrill Lynch Global Allocation Fund, Inc., Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022 (Attn:
Douglas P. Bartner, Esq.), (d) counsel for the Purchaser, Stone,
McGuire & Benjamin, 801 Skokie Boulevard, Suite 100, Northbrook, Illinois 60062, (Attn: Lee E. Gussin, Esq.), (e) CAI, 18 Corporate
Woods Boulevard, Albany, New York 122 11 (Attn: Wayne R. Barr, Esq.), and (f) The Office of the United States Trustee, 601 Walnut Street, Curtis Center, Suite 950-W, Philadelphia, Pennsylvania 19106
(Attn: John D. McLaughlin, Esq.), so that they are RECEIVED no later than 4:00 p.m. (Eastern Time) on August 18, 1998.
ANY OBJECTION NOT TIMELY FILED AND RECEIVED WIL NOT BE CONSIDERED BY
THE COURT.

Dated: Wilmington, Delaware   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
       August 10, 1998        J. Gregory Milmoe      Gregg M. Galardi (ID#2991)
                              Carlene J. Gatting     Eric M. Davis (ID#3621)
                              Lawrence V. Gelber-and-One Rodney Square
                              919 Third Avenue       P.O. Box 636
                              New York, NY 10022     Wilmington, DE 19801
                              (212) 735-3000         (302) 651-3000}
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